Exhibit 99.4

Segment Analysis

Reconciliation of Operating Revenues to Net Revenue - Cause of Change

For the three months ended September 30, 2004 and 2003

(Dollars in millions)

(Unaudited)

	Global Relocation Solutions
	North America	Europe and Asia Pacific	Network Services	Total SIRVA

Operating revenues - Q3 2004	$513.5	$142.8	$54.4	$710.7
Operating revenues - Q3 2003	461.7	127.7	43.3	632.7
Total change	$51.8	$15.1	$11.1	$78.0
Percent change	11%	12%	26%	12%

Change due to currency (2)	$1.4	$13.7	$—	$15.1
Change due to acquisitions (3)	2.5	7.0	5.1	14.6
Change due to operations (organic) (4)	47.9	(5.6)	6.0	48.3

Purchased transportation expense - Q3 2004	$372.7	$41.2	$—	$413.9
Purchased transportation expense - Q3 2003	345.1	35.3	—	380.4
Total change	$27.6	$5.9	$—	$33.5
Percent change	8%	17%		9%

Change due to currency (2)	$1.2	$4.4	$—	$5.6
Change due to acquisitions (3)	—	2.6	—	2.6
Change due to operations (organic) (4)	26.4	(1.1)	—	25.3

Net revenue - Q3 2004 (1)	$140.8	$101.6	$54.4	$296.8
Net revenue - Q3 2003 (1)	116.6	92.4	43.3	252.3
Total change	$24.2	$9.2	$11.1	$44.5
Percent change	21%	10%	26%	18%

Change due to currency (2)	$0.2	$9.3	$—	$9.5
Change due to acquisitions (3)	2.5	4.4	5.1	12.0
Change due to operations (organic) (4)	21.5	(4.5)	6.0	23.0

Percent change due to currency	0%	10%	0%	4%
Percent change due to acquisitions	2%	5%	12%	5%
Percent change due to operations (organic)	18%	-5%	14%	9%
Percent change excluding acquisitions	19%	5%	14%	13%

(1) Our operating revenues represent amounts billed to customers for all aspects of the services that we provide. Where we fulfill the transportation service element using our independent agent network or other third party service providers, we incur purchased transportation expense, or PTE, which is included in the amount billed to our customers. The level of PTE generally increases or decreases in proportion to the operating revenues generated from our transportation services. PTE is one of the items subtracted from our operating revenues in deriving our income (loss) from operations. The metric net revenue is derived by taking operating revenues less PTE.

(2) The change due to currency is calculated by taking the prior period’s results and reconverting them using the current period’s currency exchange rates and then comparing this amount to the current period’s actual results.

(3) The change due to acquisitions is the amount of operating revenues, purchased transportation expense and net revenue that were generated or incurred for the periods following our acquisition. Acquisitions in Relocation Solutions - North America include Relocation Dynamics in March 2004 and D.J. Knight in September 2004. Acquisitions in Relocation Solutions - Europe and Asia Pacific include PRS in December 2003 and Rettenmayer in April 2004. Acquisitions in Network Services include Movepack in December 2003.

(4) Calculated as the total change less the change due to currency and the change due to acquisitions.